Exhibit 10.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [**] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.

Cooperative Research And Development Agreement

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT (CRADA)

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
Eunice Kennedy Shriver National Institute of Child Health and Human Development
an Institute, Center, or Division (hereinafter referred to as the “NICHD” of the
National Institutes of Health (NIH)

and

Daré Bioscience, Inc.,
hereinafter referred to as “Daré”,
created and operating under the laws of Delaware.

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1. Preamble

The National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies within the Department of Health and Human Services (“HHS”) have the authority to enter into a Cooperative Research and Development Agreement (“CRADA”) under 15 USC §3710a. It is under this authority that this agreement is executed. Collectively or individually, Daré and NICHD shall also be referred to as “Parties” or “Party.”

This CRADA between NICHD and Daré will be effective when signed by the Parties. The official contacts for the Parties are identified on the Contacts Information Page. Publicly available information regarding this CRADA appears on the Summary Page. The research and development activities that will be undertaken by NICHD and Daré in the course of this CRADA are detailed in the Research Plan, attached as Appendix A.

If a definition of a term as provided in Article 2 conflicts with the definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

2. Definitions

Affiliate: “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Daré at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

Background Invention: "Background Invention" means an Invention conceived and first actually reduced to practice outside of the scope of the Research Plan.

Certificate of Confidentiality: "Certificate of Confidentiality" or "CoC" means the certificate issued by the NIH pursuant to Section 301(d) of the Public Health Service Act (42 U.S.C. § 241(d)) that protects the privacy of Human Subjects enrolled in the Protocol. With limited exceptions defined in 42 U.S.C. § 241(d), the CoC protects from disclosure names or any information, documents, or biospecimens containing ISI collected under a Protocol conducted under this CRADA.
Clinical Investigator: "Clinical Investigator" means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a Human Subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects. Clinical Investigators may also conduct studies that are non-clinical in nature. For this CRADA, a Clinical Investigator will be responsible for conducting the Study at a Clinical Research Site.

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Clinical Research Site: “Clinical Research Site(s)” means the extramural site(s) at which the Study described in the Research Plan will be performed. The Clinical Research Sites are providing services as either contractors or subcontractors of NICHD under a funding agreement as defined under 35 U.S.C. § 201(b). The Clinical Research Sites are not parties to this CRADA.

Confidential Information: “Confidential Information” means confidential scientific, business, or financial information provided by either Party to the other Party in connection with this Agreement. Confidential Information does not include the following:
(a) information that is publicly known or that is available from public sources at the time of disclosure, or that becomes publicly known or available from public sources after disclosure through no fault of the receiving Party;
(b) information that is already known by the receiving Party other than from the disclosing Party, or information that is independently created or compiled by the receiving Party, without reference to or use of the Confidential Information of the disclosing Party;
(c) information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan; or
(d) CRADA Data or descriptions of CRADA Materials, which are subject to separate confidentiality obligations as set forth herein.

Coordinating Center: "Coordinating Center" means Health Decisions Inc., a contractor of NICHD and a contract research organization located in Durham, North Carolina, which will provide clinical coordination and data collection and management services for the Study. The Coordinating Center is not a party to this CRADA.

CRADA Data: “CRADA Data” means all recorded information first produced in the performance of the Research Plan. This includes data and results generated by the Parties, the Clinical Research Sites, and the Coordinating Center. CRADA Data will not include IPI or ISI.

CRADA Materials: “CRADA Materials” means all tangible materials first produced in the performance of the Research Plan.

CRADA Subject Invention: "CRADA Subject Invention" means any Invention of any Party, conceived or first actually reduced to practice in its performance of the Research Plan.

Effective Date: “Effective Date” means the date of the last signature of the Parties executing this CRADA.

FDA: "FDA" means the U.S. Food and Drug Administration.

Government: “Government” means the Government of the United States of America.

Human Subject: "Human Subject" means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator (whether professional or student) conducting research obtains: (a) data through intervention or interaction with the individual; or (b) Identifiable Private Information.

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IDE: “IDE” means an “Investigational Device Exemption,” filed in accordance with 21 C.F.R. Part 812 under which clinical investigation of an experimental device (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

IDE Sponsor: “IDE Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles; for this CRADA, the IDE Sponsor is Daré.

Invention: "Invention" means any invention, whether or not covered by a patent or patent application, or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code, the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq. or foreign patent law.

Investigator’s Brochure: “Investigator’s Brochure” means a document containing critical and useful information about the Test Article, and may include a description of the device and its accessories and components, a summary of the pre-clinical testing and data, and a risk-benefit analysis.

Identifiable Private Information (IPI): “Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

Identifiable Sensitive Information: “Identifiable Sensitive Information” or “ISI” means, in accordance with the definition of 42 U.S.C. § 241(d)(4), information that is about an individual and that is gathered or used during the course of research as described in 42 U.S.C. § 241 (d)(1)(A) through which an individual is identified, or that includes IPI, or for which there is at least a very small risk, as determined by current scientific practices or statistical methods, that some combination of the information, a request for the information, and other available data sources could be used to deduce the identify of an individual.

IRB: "Institutional Review Board" or "IRB" means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. Part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

Joint CRADA Subject Invention: "Joint CRADA Subject Invention" means any CRADA Subject Invention made jointly by both Daré and NIH employee(s) or other entity which is required to assign CRADA Subject Inventions to either Daré and/or NIH.

Patent Application: “Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office or the corresponding patent issuing authority of another nation.

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Patent: "Patent" means, for a CRADA Subject Invention, any issued United States or foreign patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

Principal Investigator: “Principal Investigator(s)" or “PI(s)” means the person(s) designated by the Parties who will be responsible for the conduct of the Research Plan. For this CRADA, NICHD’s PI is Diana Blithe, PhD and Daré’s PI is Christine Mauck, MD, MPH.

Progress Report: "Progress Report" means a brief report of the progress of an IDE-associated investigation which the IDE Sponsor is required to submit to the IRB or FDA (or both), as appropriate under 21 C.F.R. § 812.150(b)(5).

Protocol: “Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the Study. A Protocol may include analytical assays or ancillary correlative studies conducted in conjunction with the clinical study.

Raw Data: "Raw Data" means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA, including but not limited to information contained in case report forms. Raw Data may contain IPI. Raw Data is excluded from CRADA Data.

Research Plan: “Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties.

Sole CRADA Subject Invention: "Sole CRADA Subject Invention" means any CRADA Subject Invention made by employee(s) or other person or entity which is required to assign CRADA Subject Inventions solely to either NICHD or Daré, as applicable.

Study: “Study” means the multi-center, non-comparative, pivotal Phase III contraceptive study to evaluate the effectiveness of the Test Article (Ovaprene®) as a contraceptive device, as described under the Research Plan and to be conducted in accordance with the Protocol.

Test Article: "Test Article" means, in accordance with 21 C.F.R. § 50.3(j), any drug (including a biological product, medical device, food additive, color additive, electronic product, or any other article) subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, as identified in the Research Plan. For this CRADA, the Test Article is Daré’s proprietary Ovaprene® contraceptive device.

3. Patenting & Licensing

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3.1 Ownership of CRADA Subject Inventions. Ownership of and title to all Sole CRADA Subject Inventions will vest with the owning Party, subject to the Government license described in this Article 3. The Parties will own jointly all Joint CRADA Subject Inventions. The Clinical Research Sites and the Coordinating Center are NICHD’s contractors or subcontractors and are not parties to this CRADA. This CRADA does not grant to Daré any rights to Inventions made by any of NICHD’s contractors or subcontractors. Contractors may elect and retain title to inventions developed under the contract per the provisions of the Bayh-Dole Act (35 U.S.C. § 200, et. seq.).

3.2 Copies of Patent Applications. The Parties will promptly provide a copy of any Patent Applications claiming CRADA Subject Inventions that it filed to the respective CRADA Notices contacts identified on the Contacts Information Page. These filings will be treated as Confidential Information in accordance with Article 4 concerning Data and Materials.

3.3 Patent Strategy on Joint CRADA Subject Inventions.
a) NIH and Daré will discuss in advance a patent filing strategy on any Joint CRADA Subject Invention, including the decision about whether to file a Patent Application and which Party will file on behalf of both Parties.

b) The Party filing a Patent Application on Joint CRADA Subject Inventions will provide the non-filing Party with a copy of any communication to or from a patent office relating to prosecution of the Patent Application within thirty (30) days of transmission or receipt of the communication. The filing Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. NIH and Daré will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

c) In the event that the filing Party intends to abandon, allow to lapse or otherwise discontinue prosecution or maintenance of any or all Patent Applications or Patents on Joint CRADA Subject Inventions, the non-filing Party will have the right to assume responsibility for prosecution and maintenance using patent counsel of its own choice. The filing Party will give sufficient notice of such intention to allow transfer to the non-filing Party and will render all necessary assistance to allow the non-filing Party to continue with prosecution and maintenance.

3.4 Statement in Patent of Government CRADA. Daré will place the following statement in any Patent Application it files claiming CRADA Subject Inventions: "This invention was made in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health. The Government of the United States has certain rights in this invention." This statement refers to the Government use license required under 15 U.S.C. § 3710a(b)(2).

3.5 Statement in Patent for Joint CRADA Subject Invention. If NIH files a Patent Application on a Joint CRADA Subject Invention, it will include a statement within the Patent Application that clearly identifies the Parties and states that the Joint CRADA Subject Invention was made under this CRADA.

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3.6 Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will be responsible for all expenses and fees in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents.

3.7 Rights in Background Inventions. Nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to another Party, except to the extent necessary for the Parties to conduct the activities described in the Research Plan.

3.8 Daré License Option to CRADA Subject Inventions. With respect to Government rights to any NICHD Sole CRADA Subject Invention or Joint CRADA Subject Invention for which a Patent Application was filed, NIH hereby grants to Daré an exclusive option to elect an exclusive or nonexclusive (at Daré’s election) development and commercialization license to such Government rights. The field of use to any commercial license granted pursuant to this option will be commensurate with the scope of the Research Plan. To exercise this license option, Daré must submit a written notice to the NIH CRADA Notices Contact identified on the Contacts Information Page within [**] after either (i) Daré receives written notice from NIH that the Patent Application has been filed or (ii) the date on which Daré files the Patent Application. The written notice exercising this option will include a completed license application which can be found on the website for the NIH Office of Technology Transfer (www.ott.nih.gov) and will initiate a negotiation period that expires [**] after the exercise of the option. The negotiation period may be extended by NIH as long as both Parties are negotiating in good faith. Per Section 3.1, the license option described under this Section 3.8 does not apply to any Invention made or discovered by any of NICHD’s contractors or subcontractors.

3.9 Government Rights to CRADA Subject Inventions. NICHD and Daré agree that they have the following statutory obligations:
a) Pursuant to 15 U.S.C. § 3710a(b)(1)(A), in any grant of a license to the Government’s interest in NICHD’s Sole CRADA Subject Inventions or Joint CRADA Subject Inventions to Daré, the Government shall retain a non-exclusive, nontransferable, irrevocable, paid-up license from Daré to practice the invention or have the invention practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of section 552(b)(4) of Title 5 or which would be considered as such if it had been obtained from a non-Federal party;
b) Pursuant to 15 U.S.C. § 3710a(b)(2), Daré agrees to grant to the Government a nonexclusive, non-transferable, irrevocable, paid-up license to practice or have practiced throughout the world by or on behalf of the Government for research or other Government purposes its Sole CRADA Subject Inventions; and
c) For any exclusive license that the Government grants in NICHD’s Sole CRADA Subject Inventions or in its interest in a joint CRADA Subject Invention, the Government shall retain the rights set forth in 15 U.S.C. § 3710a(b)(1)(B and C).

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3.10 Reservation of Daré License Option to CRADA Subject Inventions. For an NICHD Sole CRADA Subject Invention conceived prior to the Effective Date that is first actually reduced to practice in the performance of the Research Plan, the license option offered to Daré in Section 3.8 may be restricted if, before the Effective Date, NIH had filed a Patent Application and had either offered or granted a license in the CRADA Subject Invention to a third party. Daré nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

4. Data and Materials

4.1 Obligations when Sharing Confidential Information. Each Party agrees to limit disclosure of its Confidential Information to the other Party to the amount necessary to conduct the activities of the CRADA. A disclosing party will endeavor to identify both verbal and tangible Confidential Information provided to a receiving party as "Confidential" given the understanding that failure to do so does not constitute a designation of non-confidentiality if a reasonable person would consider such information to be confidential based on the nature of such information and the circumstances of disclosure.

4.2 Use of Confidential Information. Each Party agrees to use the other Party’s Confidential Information only for the purpose of conducting the activities of the CRADA. Each Party agrees to use reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information, which will in no instance be less effort than the receiving Party uses to protect its own Confidential Information. The Parties may share Confidential Information with their Affiliates, agents, licensees or contractors for the purposes of conducting the Research Plan, provided the obligations of this Article 4 are simultaneously conveyed. No Party will disclose or otherwise make available to any other person or entity another Party’s Confidential Information without the consent of that Party, except as required by a court or administrative body of competent jurisdiction, law or regulation. In such a situation, no Party will be liable for the disclosure of that portion of the Confidential Information which, after reasonable notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld. The receiving Party will then provide the disclosing Party a reasonable opportunity to seek a court order to enjoin disclosure. Each Party may retain one (1) copy of the other Party’s Confidential Information for archival purposes. Any breach or threatened breach of this CRADA by the receiving Party may entitle the disclosing Party to any remedies in law or equity to which the disclosing Party may be otherwise entitled, in any court of competent jurisdiction.

4.3 Duration of Confidentiality Obligations. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or [**] after the expiration or termination date of this CRADA. The Parties may negotiate a separate agreement at the end of this period to extend the confidentiality obligation for specific information. The Parties agree not to disclose CRADA Data and descriptions of CRADA Materials until they are made publicly available in accordance with this Article 4. This term does not

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apply to ISI, for which the obligation to maintain confidentiality will extend indefinitely, per Section 6.2.

4.4 Publication.
a) The Parties are encouraged to make the results of the CRADA research publicly available. Neither Party will publish or publicly disclose any CRADA Data without the other Party’s permission until such CRADA Data has been published as permitted in this Section 4.4. The first publication of the results of the Research Plan will be a joint publication that reflects results from all Clinical Research Sites and the Coordinating Center; provided, however, if a publication policy is developed for the Study, then the first publication would be submitted in accordance with that policy.

b) However, if a joint manuscript has not been submitted for publication within [**] of completion or termination of the Study at all participating Clinical Research Sites, or if the NIH Office of General Counsel determines it is in the best interest of the public health, either Party is free to publish CRADA Data separately, subject to any other requirements herein. In such case, the publishing Party will provide the other Party with [**] to review the proposed disclosure to assure that it does not include that Party’s Confidential Information. Either Party may request in writing that the disclosure be delayed for [**] as necessary to file a patent application. In the event that including Confidential Information in a publication is required for the publication to go forward, the Party whose Confidential Information is required will work with the other Party in an effort to provide substitute, relevant non-confidential information within [**] of receipt of the draft publication.

4.5 Right of Access to and Use of CRADA Data.
a) The Parties agree to exchange all CRADA Data and not to disclose CRADA Data until made publicly available in accordance with this Article 4. The Party that produces CRADA Data will be considered the owner of that CRADA Data. [**] The Parties may share CRADA Data with their Affiliates, agents, and licensees or contractors for purposes relating to the Research Plan provided the relevant obligations of this CRADA are simultaneously conveyed. Any CRADA Data generated by a Clinical Research Site or the Coordinating Center will be owned by the generating entity. NICHD, through its Coordinating Center, will provide Daré with the initial top-line data and ultimately with the entire aggregate clinical data set, in each case within [**].

4.6 Ownership of CRADA Materials. The producing Party will retain sole ownership of and title to all CRADA Materials produced solely by its employee(s) (“Sole CRADA Materials”), and the Parties will own jointly all CRADA Materials developed jointly (“Joint CRADA Materials”). For clarity, the Parties acknowledge that any CRADA Materials produced by one of the Parties and incorporating materials owned by the other Party shall be considered Joint CRADA Materials.

4.7 Right of Access to and Use of CRADA Materials. For the activities of the Research Plan: The Parties agree to share all CRADA Materials needed to conduct the activities of the Research Plan. The receiving Party may not use the other Party’s CRADA Materials other than as expressly permitted herein. The Parties may share CRADA Materials with

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their Affiliates, agents or contractors for the purposes of conducting the activities of the Research Plan provided the obligations of this CRADA convey. Outside the scope of the Research Plan: A producing Party may use or transfer to any third party its Sole CRADA Materials. Upon request, the producing Party will use reasonable efforts to provide reasonable quantities of its Sole CRADA Materials for use by the other Party for internal research only. The Parties acknowledge that any further transfer of Sole CRADA Materials will be at the sole discretion of the owner and may require a separate agreement. Upon request, each Party will provide reasonable quantities of Joint CRADA Materials to another Party if reasonably practicable. Each Party may use Joint CRADA Materials for any purpose provided such use is consistent with any obligations under this CRADA. After public disclosure about Joint CRADA Materials in accordance with this Article 4 and consistent with any obligations under this CRADA, any Party may share Joint CRADA Materials with third parties. However, if a Party shares Joint CRADA Materials with a third party for a commercial purpose, that Party will first inform the other Party.

5. Performance

5.1 Responsibility of Principal Investigator for Research Plan. The activities described under the Research Plan of this CRADA will be carried out under the supervision of the Principal Investigators identified on the Summary Page.

5.2 Consistency of third party obligations. If Daré has received (or will receive) support of any kind from a third party in exchange for rights in any of Daré’s CRADA Subject Inventions, Daré agrees to ensure that its obligations to the third party are consistent with this CRADA.

5.3 Daré employees at NICHD facilities. Any Daré employees who will work at NICHD facilities to conduct activities under this CRADA will be required to sign an appropriate agreement in view of the terms of this CRADA.

5.4 Term and Termination. This CRADA shall be effective upon the date of last signature of the Parties and will be in force for the term set forth on the Summary Page. The term may be extended and the provisions of this CRADA may be modified only by amendment signed by the duly authorized signatory for each Party. This CRADA may be terminated by either Party for any reason by providing written notice to the other Party at least thirty (30) days prior to the desired termination date. If at the time of such termination, the Study is not complete, then, NICHD will deliver to Daré or its agent all data required under this CRADA, and will cooperate with Daré to transfer the conduct of the Study to Daré or its designee and shall continue to conduct the Study for so long as necessary to enable such transfer to be completed without interruption of the Study.

5.5 Dispute Resolution. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Section 5.5 will

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prevent either Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies. Pending the resolution of any dispute or claim, the Parties agree that performance of all obligations will be pursued diligently.

5.6 Warranties. Except as specifically stated herein, the Parties make no express or implied warranty as to any matter whatsoever, including the conditions of the research or any invention or material, made or developed under or outside the scope of this CRADA, or the ownership, merchantability, or fitness for a particular purpose of the research or any invention or any invention or material, or that a technology utilized by a Party in the performance of the research plan does not infringe any third-party patent rights, and each Party disclaims all such warranties.

5.7 Indemnification. No indemnification for any loss, claim, or liability is intended or provided by any Party under this Agreement. Each Party will be liable for any claims or damages it incurs in connection with this CRADA, except that NICHD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Chapter 171.

5.8 Force Majeure. No Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

5.9 Third Party Contractor Obligations. The Study will be conducted by Clinical Research Sites and a Coordinating Center, which are contractors or subcontractors of NICHD. As noted in Section 3.1, Daré acknowledges that it is aware that under the Bayh-Dole Act (35 U.S.C. Part 2, Chapter 19) that these third parties may retain title to any Invention each third party makes in the performance of its duties despite the fact that the Government supported the work, and consequently, NICHD has no authority to make such an Invention subject to the terms of this CRADA. However, Daré may enter into a separate agreement with a third party regarding any issue, provided however that the separate agreement does not contradict the terms of this CRADA or the third party’s contract or subcontract with NICHD.

5.10 Debarment. To the best of its knowledge and belief, neither NICHD nor any individuals working on behalf of NICHD involved in this CRADA is presently subject to debarment or suspension by any agency of the Government. Should NICHD or any individuals working on behalf of NICHD in this CRADA be debarred or suspended during the term of this CRADA, NICHD will notify Daré within thirty (30) days of receipt of final notice. To the best of its knowledge and belief, neither Daré nor any individuals working on behalf of Daré involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Daré or any individuals working on behalf of Daré involved in this CRADA be debarred

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or suspended during the term of this CRADA, Daré will notify NICHD within thirty (30) days of receipt of final notice.

5.11 CRADA Funding. Daré will provide funds in accordance with the payment schedule in this Section 5.11. If Daré fails to make any scheduled payment, NICHD will not be obligated to carry out research and development activities until funds have been received. Daré agrees to provide funds in four payments in support of the CRADA for NICHD's use [**].
The funding schedule is as follows:

Payment 1: within thirty (30) days of the Effective Date, $250,000 (Two Hundred and Fifty Thousand Dollars);

Payment 2: due by [**], 2021, $1,250,000 (One Million Two Hundred and Fifty Thousand Dollars);

Payment 3: due by [**], 2022, $3,500,000 (Three Million Five Hundred Thousand Dollars);

Payment 4: due by April 1, 2023, $500,000 (Five Hundred Thousand Dollars)

[**]

[**]

Daré acknowledges that NICHD may retain and use any funds for up to one (1) year after expiration or termination to cover costs associated with the conduct of activities described under the Research Plan that were initiated prior to expiration or termination or as needed per Section 6.6(d), and NICHD will promptly return any remainder to Daré.

5.12 Limitations of CRADA Funding.
a) The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits NICHD from providing funds to Daré to conduct any activities described in the Research Plan under this CRADA.

b) NICHD will not use funds provided by Daré under this CRADA for NICHD personnel to pay the salary of any permanent NICHD employee. No NICHD employees will be required to devote 100% of their effort or time to performance of the Research Plan.

5.13 CRADA Reporting Requirements. The PIs should exchange information regularly, as required to advance the activities under the Research Plan. NICHD, through its Coordinating Center, will deliver to Daré the final clinical study report of the results within [**] of the database lock by the Coordinating Center that will occur after completion of the pivotal study portion of the Research Plan, even in the event of termination of this Agreement.

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5.14    CRADA Subject Inventions Reporting Requirements. NICHD will deliver to Daré the final CRADA Subject Inventions, and corresponding patent applications arising from the activities under the Research Plan, within [**] of completion of the Research Plan.

6. Clinical

6.1 Handling of Human Specimens. All specimens from Human Subjects related to the activities under the Research Plan must be handled as described in the Protocol including return or disposal of specimens from Human Subjects when the Protocol(s) is terminated or completed. CRADA Materials do not include human specimens.

6.2 Confidentiality of ISI.
a) Each Party agrees to limit its disclosure of its Confidential Information to the amount reasonably necessary to carry out the CRADA activities. Identifiable Sensitive Information shall be treated as confidential in accordance with the terms of this CRADA. While ISI is not considered to be Confidential Information, the Parties agree to maintain the confidentiality of ISI indefinitely.

b) Certificate of Confidentiality Obligations. Any ISI that Daré receives from NIH is covered by a CoC and therefore all copies of ISI are immune from the legal process, and will not, without the consent of the Human Subject, be admissible as evidence or used for any purpose in any action, suit, or other judicial, legislative, or administrative proceeding.
Notwithstanding the forgoing, Daré will be permitted to disclose ISI:
i.If required by Federal, State, or local laws (e.g., as required by the Federal Food, Drug, and Cosmetic Act, or state laws requiring the reporting of communicable diseases to State and local health departments), excluding instances of disclosure in any Federal, State, or local civil, criminal, administrative, legislative, or other proceeding;
ii.If the consent of the Human Subject to whom the information, document, or biospecimen pertains obtained by the NICHD allowed for such disclosure.
Prior to making any permitted disclosures above, Daré will ensure that any recipient of ISI protected by a CoC is aware of its confidential nature and the requirement to comply with the CoC (see https://humansubjects.nih.gov/coc/background).
6.3 Applicable Law for Human Subject Research. Each Party agrees that they will comply with, and advise their contractors and agents to comply with, all applicable statutes, Executive Orders, HHS regulations, and all FDA, CDC, and NIH policies relating to research on Human Subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56). Also, the Parties will advise any contractors, grantees, or agents engaged to conduct activities under this CRADA to comply with all applicable Executive Orders, statutes, and HHS regulations, which may also include 45 C.F.R. Parts 160, 162, and 164 (Health Insurance Portability and Accountability Act regulations for privacy and security of individual health information).

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6.4 Protocol Review. A single IRB will be utilized for the Study. Each Clinical Research Site will enter into a reliance agreement with the single IRB. In addition to the Protocol, all associated documents, including informational documents and advertisements, must be reviewed and approved by the single IRB before starting the research at each Clinical Research Site. The research will be done in strict accordance with the Protocol and no changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence or will continue unchanged (if already in progress) until each change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the single IRB.

6.5 Daré Sponsored Studies outside of CRADA. Daré may sponsor its own clinical trials and hold its own IDE for studies performed outside the scope of this CRADA. All data from such clinical trials are proprietary to Daré for purposes of this CRADA.

6.6 Test Article.
a) Daré agrees to provide NICHD without charge and on a schedule that will ensure adequate and timely performance of the activities under the Research Plan, a sufficient quantity of Test Article to support conduct of the Protocol. Daré will provide NICHD with documentation verifying the validation of the provided Test Article. NICHD, through the Coordinating Center, will provide Daré with updated forecasts of amounts of Test Article anticipated for the Study on a mutually agreeable schedule.

b) Daré will ship the Test Article to the Coordinating Center’s designated distribution site for distribution to the Clinical Research Sites. NICHD agrees that the Test Article will be used solely for the activities under the Research Plan. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Daré or disposed of as directed by Daré.

c) Daré warrants that the Test Article provided has been produced in accordance with the FDA's Current Good Manufacturing Practice for Combination Products set out in 21 C.F.R. Part 4, and meets the specifications cited in the Investigator's Brochure. Daré will provide the Investigator’s Brochure (and all subsequent revisions or editions) to the Coordinating Center for distribution to the Clinical Research Sites.

    d) If Dare terminates this CRADA before the completion of any active Protocol, then Daré will supply enough Test Article for NICHD to complete the Protocol unless termination is for safety concerns.

6.7 Interactions with the FDA. All meetings with the FDA concerning any Protocol or Study within the scope of the Research Plan will be discussed by the Parties in advance. [**], provided, however, that Daré shall have the sole and exclusive right to control and make all determinations with respect to the agenda. The IDE Sponsor (Daré) will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IDE submissions, IDE safety reports, Investigator's Brochure, preclinical data, toxicology

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filings, formal questions and responses that have been submitted to the FDA, progress reports, and official FDA correspondence, pertaining either to the IDEs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the activities under the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law, and provided, however, that, as between the Parties, Daré shall have the sole and exclusive right to submit all written communications and submissions to the FDA.

6.8 IDE Sponsor.
a) Daré will use commercially reasonable efforts to submit an IDE to the FDA and NIHCD will ensure that all Clinical Investigators must have completed registration documents on file (1572 forms).

b) If NICHD supplies Confidential Information to Daré in support of an IDE filed by Daré, this information will be protected in accordance with the corresponding confidentiality provisions of this CRADA.

c) Subject to the restrictions concerning ISI, and with reasonable advance notice and at reasonable times, NICHD will permit Daré or its designee(s) access to Clinical Research Site(s) to monitor or audit the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical practice and the Protocol(s). For clarity, Daré should not monitor a Clinical Research Site unless a specific request was made by Daré to NICHD and NICHD granted permission for such activity.

d) In accordance with FDA requirements, the IDE Sponsor will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 812.150(b)(1), or other applicable regulations. The Parties will comply with procedures specified in the Protocol(s).

    e) During and for a period of two years after the completion of a Protocol, Daré shall promptly provide to NICHD any information that Daré has reasonably determined could directly affect the health or safety of past or current Human Subjects or influence the conduct of the Protocol. Such information may arise from any source, for example, Safety Reports provided to the FDA, study results, information in site monitoring reports or data safety monitoring committee reports. NICHD shall be free to communicate the relevant safety information to each Human Subject and the IRB.

6.9 Daré Sponsored Studies outside of CRADA. Daré may sponsor its own clinical trials and hold its own IDE for studies performed outside the scope of this CRADA. All data from such clinical trials are proprietary to Daré for purposes of this CRADA.

7. Miscellaneous

7.1 Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any

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U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

7.2 Waiver of CRADA Provisions. None of the provisions of this CRADA will be considered waived by any Party unless given in writing to the other Party.

7.3 Amendments to the CRADA. Modifications to the Research Plan may be made by the mutual written consent of the Parties; provided, however, that Daré may amend the Research Plan without NIHCD consent as necessary to comply with applicable law. Any changes to the CRADA will become effective only upon a written, fully executed amendment.

7.4 Assignment of CRADA. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by any Party without the prior written consent of the other Party. Daré acknowledges the applicability of 41 U.S.C. § 15, the Anti-Assignment Act, to this CRADA. The Parties agree that the identity of Daré is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

7.5 Relationship of Parties under the CRADA. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Both Parties will maintain sole and exclusive control over their personnel and operations.

7.6 Endorsement. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service. Daré will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or service.

7.7 Press Releases. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment [**] prior to publication. For the avoidance of doubt, Daré may publicly disclose the existence of this CRADA, the financial terms of this CRADA, and may publicly identify NICHD as carrying out the Study, consistent with Section 7.6.

7.8 Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld. Regarding a jointly owned CRADA Subject Invention, if Daré decides not to take a commercial license from NICHD and seeks to grant one or more commercial licenses to third parties independently, NICHD shall have the right to withhold consent for any reason to the extent permitted by the applicable laws of the countries covered by the proposed license. Daré may withhold consent for NICHD granting a commercial license to a third party: (a) only if Daré submits a new and complete license application under 37 CFR Part 404 and negotiates such commercial license in good faith, and (b) only to the extent permitted by the applicable laws of the countries covered by the license proposed by Daré.

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7.9 Export Compliance. Daré agrees to comply with U.S. export law and regulations. If required, Daré will acquire any and all necessary export licenses and other appropriate authorizations.

7.10 CRADA Travel Payments. Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by NICHD and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Daré.

7.11 Superseding of Prior Agreements. Specifically, the Confidential Disclosure Agreement executed by the Parties on [**], is hereby superseded and succeeded by the terms of this CRADA. The confidential information exchanged between the Parties under that agreement shall be governed by the terms of this CRADA as if the information had been exchanged after execution of this CRADA, and not under the terms of the prior agreement.

7.12 In Case of Breach. Any breach or threatened breach of this CRADA may entitle any Party to any remedies in law or equity to which the Party may be otherwise entitled, in any court of competent jurisdiction.

7.13    Survivability. The provisions of Article 3 and 4, and Sections 5.2, 5.5 - 5.9, 6.1, 6.2, 6.4, 6.6 – 6.8, 7.1, 7.2, 7.6, 7.8, and 7.13 will survive the expiration or early termination of this CRADA.

SIGNATURES ON THE NEXT PAGE

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SIGNATURE PAGE

ACCEPTED AND AGREED

By executing this crada, each Party represents that all statements made herein are true, complete, and accurate to the best of its knowledge. Daré acknowledges that it may be subject to criminal, civil, or administrative penalties for knowingly making a false, fictitious, or fraudulent statement or claim.

FOR NICHD

/s/ Christopher J. Mcbain    2021.07.08
____________________________________________ _________________
Chris J. McBain, Ph.D. Date
Acting Scientific Director

FOR DARÉ BIOSCIENCE, INC.

/s/ Sabrina Martucci Johnson    July 8, 2021
____________________________________________ _________________
Sabrina Martucci Johnson Date
President and CEO

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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION, RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:
Pivotal Phase III Study to Evaluate the Effectiveness of Ovaprene® as a Contraceptive Device

NIH Institute, Center, or Division:	NICHD
NICHD CRADA Principal Investigator:	Diana Blithe, PhD
Collaborator:	Daré Bioscience, Inc.
Daré CRADA Principal Investigator:	Christine Mauck, MD, MPH
Term of CRADA:	Five (5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The Eunice Kennedy Shriver National Institute of Child Health and Human Development (NICHD) and Daré Bioscience, Inc., will conduct a Phase III pivotal study under this Cooperative Research and Development Agreement. Daré will provide its investigational contraceptive device, Ovaprene®, for the pivotal study, which will be conducted in NICHD’s multi-center Contraceptive Clinical Trials Network to evaluate the effectiveness of Ovaprene®.

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